PROSPECTUS



                               TETRA TECH, INC.


                        274,886 SHARES OF COMMON STOCK

                                ------------


           The 274,886 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of Tetra Tech, Inc. ("Tetra Tech" or the "Company") offered hereby are to be sold by the persons named herein under "Selling Stockholders."


          INVESTORS SHOULD CONSIDER THE INFORMATION SET FORTH IN THIS PROSPECTUS BEGINNING ON PAGE 4 UNDER "RISK FACTORS" PRIOR TO PURCHASE.

          Holders of the Shares may resell the Shares from time to time in transactions on the Nasdaq National Market, and may sell the Shares through a broker or brokers or in the over-the-counter market at prices prevailing on such exchange or over-the-counter market, as appropriate, at the times of such sales. The Selling Stockholders may also make private sales directly or through such broker or brokers. See "Plan of Distribution." Sales of the Shares may be effected by selling such securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers thereof. Such sellers and any broker-dealer who acts in connection with the sales of Shares may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act.

          None of the proceeds from the sale of the Shares will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being registered hereby. See "Plan of Distribution."
                                ------------

          The Common Stock is traded on the Nasdaq National Market under the symbol "WATR." On November 5, 1998, the reported closing price of the Common Stock on the Nasdaq National Market was $22 1/16 per share.

                                ------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ------------

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. All information contained in this Prospectus is as of the date of this Prospectus. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                ------------

             THE DATE OF THIS PROSPECTUS IS NOVEMBER 6, 1998

                               AVAILABLE INFORMATION


          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. In addition the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.


          The Company has filed with the Commission a registration statement on Form S-3 (together with all exhibits, schedules, amendments, and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This
Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement (certain parts of which have been omitted in accordance with the rules and regulations of the Commission). For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement.
Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to such exhibit. The Registration Statement may be inspected and copied at the public reference facilities at the Commission's offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at: Citicorp Center,
500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part thereof may be obtained from such office upon payment of prescribed fees.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          This Prospectus incorporates by reference certain documents relating to the Company which are not delivered herewith. These documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available without charge, upon oral or written request by any person, including any beneficial owner, to whom this Prospectus is delivered, from the Company, 670
N. Rosemead Boulevard, Pasadena, California 91107-2190, telephone number
(626) 351-4664, Attention:  Richard A. Lemmon, Vice President and Secretary.

          The following documents have been filed with the Commission pursuant to the Exchange Act (File No. 0-11695) and are incorporated in this Prospectus by reference and are made a part hereof:

               1. Annual Report on Form 10-K for the fiscal year ended September 28, 1997 (the "Tetra Tech 10-K"), as filed with the Commission on December 26, 1997;

               2. Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 1997, as filed with the Commission on February 10, 1998;

               3. Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 1998, as filed with the Commission on May 13, 1998;

               4. Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 1998, as filed with the Commission on August 11, 1998;

               5. Current Report on Form 8-K for event of September 22, 1998, as filed with the Commission on October 1, 1998;

               6. Current Report on Form 8-K for event of December 31, 1997, as filed with the Commission on January 15, 1998;

               7. Current Report on Form 8-K/A (Amendment No. 1) for event of December 31, 1997, as filed with the Commission on March 16, 1998;

               8. The portions of Tetra Tech's Proxy Statement for the Annual Meeting of Stockholders held on February 11, 1998 that have been incorporated by reference into the Tetra Tech 10-K, as filed with the Commission on January 9, 1998;

               9. The portions of Tetra Tech's Annual Report to Stockholders for the fiscal year ended September 28, 1997 that have been incorporated by reference into the Tetra Tech 10-K, as filed with the Commission on December 26, 1997; and

               10. The description of the Company's Common Stock which is contained in the Registration Statement on Form 8-A, filed with the Commission on November 13, 1991, including any amendments or reports filed for the purpose of updating such description.

          All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                    RISK FACTORS

          AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY REVIEW THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

          THIS PROSPECTUS, INCLUDING THE INFORMATION SET FORTH BELOW, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED THEREBY. PROSPECTIVE PURCHASERS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, THE RISKS OUTLINED IN THIS SECTION.

          POTENTIAL LIABILITY AND INSURANCE. Because of the type of projects in which the Company is or may be involved, the Company's current and anticipated future services may involve risks of potential liability under Superfund, common law or contractual indemnification agreements. It is difficult to assess accurately the magnitude of potential risks to the Company.


          The Company maintains two comprehensive general liability policies, both in the amount of $1,000,000. These policies, together with two $9,000,000 umbrella policies, provide total general liability coverage of $10,000,000 for the Company's resource management and infrastructure business areas and coverage of $10,000,000 for its telecommunications business area. The Company's professional liability insurance ("E&O") policy, which includes pollution coverage, for 1998 provides $10,000,000 in coverage for resource management and infrastructure business areas, with a $100,000 self-insured retention. The same E&O policy covers the telecommunications business area with a sublimit of $1,000,000 for each claim and $1,000,000 in the aggregate. The Company procures insurance coverage through a broker who is experienced in the engineering field. The broker, together with the Company's Risk Manager, review the Company's risk/insurance programs with those of the Company's competitors and clients. This review, combined with historical experience, claims history and contractual requirements, allows the Company to determine the adequate amount of insurance. However, because there are various exclusions and retentions under the Company's insurance policies, there can be no assurance that all liabilities that may be incurred by the Company are subject to insurance coverage. In addition, the E&O policy is a "claims made" policy which only covers claims made during the term of the policy. If a policy terminates and retroactive coverage is not obtained, a claim subsequently made, even a claim based on events or acts which occurred during the term of the policy, would not be covered by the policy. In the event the Company expands its services into new markets, no assurance can be given that the Company will be able to obtain insurance coverage for such activities or, if insurance is obtained, that the dollar amount of any liabilities incurred in connection with the performance of such services will not exceed policy limits. The premiums to be paid by the Company for its E&O policies during fiscal 1998 are approximately $890,000.


          The Company evaluates and determines the risk associated with uninsured claims. In the event the Company determines that an uninsured claim has potential liability, the Company establishes an appropriate reserve. The Company does not establish a reserve if it determines that the claim has no merit. The Company's historical levels of insurance coverage and reserves have been shown to be adequate. However, a partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company.


          SIGNIFICANT COMPETITION. The market for the Company's services is highly competitive. The Company competes with many other firms, ranging from small local firms to large national firms having greater financial and marketing resources than the Company. The Company performs engineering and consulting services across a broad spectrum of business areas, primarily in the resource management, infrastructure, and the telecommunication service business areas. Services within these business areas are provided to a client base including Federal (Departments of Defense, Energy and the Interior; U.S. Environmental Protection Agency; and the U.S. Postal Service), state and local agencies, as well as the commercial sector. The range of competitors for any one procurement can vary from ten to 100 firms, depending upon the relative value of the project, the financial terms and risks associated with the work, and any restrictions placed upon competition by the customer. Historically, competition has been based primarily on the quality and timeliness of service. However, the Company believes that price has become an increasingly important competitive factor. The Company believes that its principal competitors include Dames & Moore, Inc., E.A.

Engineering Science & Technology, ICF Kaiser International, Inc.,
International Technology Corp., TRC Companies, Inc., URS Consultants, Inc., Roy F. Weston, Inc., Castle Tower Corporation, OSP Consultants, Inc. and Mastec, Inc.



          CONTRACTS. The Company's contracts with Federal and State governments and some of its other client contracts are subject to termination at the discretion of the client. Some contracts made with the Federal government are subject to annual approval of funding and audits of the Company's rates. Limitations imposed on spending by Federal government agencies may limit the continued funding of the Company's existing contracts with the Federal government and may limit the Company's ability to obtain additional contracts. These limitations, if significant, could have a material adverse effect on the Company.


          All of the Company's contracts with the Federal government are subject to audit by the government, primarily by the Defense Contract Audit Agency (the "DCAA"), which reviews the Company's overhead rates, operating systems and cost proposals. During the course of its audit, the DCAA may disallow costs if it determines that the Company improperly accounted for such costs in a manner inconsistent with Cost Accounting Standards. A disallowance of costs by the DCAA could have a material adverse effect on the Company. Historically, the Company has not had any material cost disallowances by the DCAA as a result of audit, except as further described. There can be no assurance that DCAA audits will not result in material cost disallowances in the future. The Company's government contracts are also subject to renegotiation of profits in the event of a change in the contractual scope of work to be performed.

          In September 1995, the Company acquired Tetra Tech EM Inc. (formerly known as PRC Environmental Management, Inc.; "EMI"). EMI likewise contracts with the Federal government and such contracts are subject to the same auditing standards as those of the Company. Audits and negotiations for the years 1987 through 1993 have recently been completed and cost disallowances as a result of audit and negotiation totaled approximately $2,900,000. At the time of acquisition, reserves for such cost disallowances were established. The Company does not believe that the ultimate resolution of such audits and disallowances will have a material adverse effect on the Company. Audits for the years 1994 and 1995 have yet to be completed.


          The Company enters into various contracts with its clients, which include fixed-price contracts. To date, in fiscal 1998, 27.3% of the Company's net revenue was derived from fixed-price contracts. Under a fixed-price contract, the customer agrees to pay a specified price for the Company's performance of the entire contract. Fixed-price contracts carry inherent risks, including risks of losses from underestimating costs, problems with new technologies and economic and other changes that may occur over the contract period. Losses under fixed-price contracts, should they occur, could have a material adverse effect on the Company.



          The Company contracts with both domestic and international customers. Certain contracts with international customers are denominated in a currency other than the U.S. dollar. Contracts denominated in any currency other than the U.S. dollar contain certain inherent risks, including risks on foreign currency translation and risks in expatriating funds from foreign countries. To date, in fiscal 1998, 2.7% of the Company's net revenue was derived from the international marketplace. As the Company's net revenue derived from the international marketplace increases, so do the risks associated in realizing the full contract value of those contracts denominated in foreign currencies. The Company is currently evaluating options to hedge future potential losses from foreign currency transactions.


          CONFLICTS OF INTEREST. Many of the Company's clients are concerned about potential or actual conflicts of interest in retaining environmental consultants and engineers. For example, Federal government agencies have formal policies against continuing or awarding contracts that would create actual or potential conflicts of interest with other activities of a contractor. These policies, among other things, may prevent the Company in certain cases from bidding for or performing contracts resulting from or relating to certain work the Company has performed for the government. In addition, services performed for a private client may create a conflict of interest which precludes or limits the Company's ability to obtain work from other public or private entities. The Company has, on occasion, declined to bid on a project because of an actual or potential conflict of interest.

          POTENTIAL VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock may be significantly affected by factors such as quarter-to-quarter variations in the Company's results of operations, changes in environmental legislation and changes in investors' perception of the business risks and conditions in the environmental services business. In addition, market fluctuations, as well as general economic or political conditions, may adversely affect the market price of the Company's Common Stock, regardless of the Company's actual performance.

          QUALIFIED PROFESSIONALS. The Company's ability to attract and retain qualified scientists and engineers is an important factor in determining the Company's future growth and success. The market for environmental professionals is competitive and there can be no assurance that the Company will continue to be successful in its efforts to attract and retain such professionals.

                               TETRA TECH, INC.

          Through a network of more than 100 offices, Tetra Tech provides comprehensive resource management, infrastructure and telecommunications support services including research and development, applied science and management consulting, engineering and architectural design, construction
management, and operation and maintenance.   Tetra Tech provides these
services to a broad base of customers worldwide. The Company's principal executive offices are located at 670 N. Rosemead Boulevard, Pasadena, California 91107-2190 and its telephone number is (626) 351-4664.

                           ACCOUNTING PRONOUNCEMENTS

          In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE, which the Company has adopted. The Statement replaces the presentation of primary Earnings Per Share (EPS) with a presentation of basic EPS, which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The Statement also requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Diluted EPS is computed similarly to fully diluted EPS pursuant to Accounting Principles Board Opinion No.15. The following table presents selected consolidated financial data, including EPS computed in accordance with SFAS No. 128, for the past five years.

                               SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                FISCAL YEARS ENDED
                                               ------------------------------------------------------------------------------------
                                               SEPT. 28,(2)      SEPT. 29,(3)      OCT. 1,(4)         OCT. 2,(5)          OCT. 3,
                                                   1997              1996             1995               1994              1993
                                               ------------      ------------      -----------       ------------      ------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
 Gross revenue..............................   $    246,767      $    220,099       $  120,034       $    96,472       $    74,488
 Subcontractor costs........................         55,976            59,062           32,160            28,653            23,323
                                                    -------           -------          -------           -------           -------
 Net revenue................................        190,791           161,037           87,874            67,819            51,165
 Cost of net revenue........................        141,019           122,084           65,484            51,069            38,628
                                                    -------           -------          -------           -------           -------
 Gross profit...............................         49,772            38,953           22,390            16,750            12,537
 Selling, general and administrative
   Expenses.................................         25,173            21,218           10,634             7,589             5,696
                                                    -------           -------          -------           -------           -------
 Income from operations.....................         24,599            17,735           11,756             9,161             6,841
 Net interest income (expense)..............            (20)             (776)             833               354               290
                                                    -------           -------          -------           -------           -------
 Income before income taxes.................         24,579            16,959           12,589             9,515             7,131
 Income tax expense.........................         10,323             6,854            5,036             3,806             2,852
                                                    -------           -------          -------           -------           -------
 Net income.................................    $    14,256       $    10,105       $    7,553         $   5,709         $   4,279
                                                    -------           -------          -------           -------           -------
                                                    -------           -------          -------           -------           -------
 Net income per share(1)-basic..............    $      0.61       $      0.46       $     0.37         $    0.28         $    0.21
                                                       ----              ----             ----              ----              ----
                                                       ----              ----             ----              ----              ----
 Net income per share(1)-diluted............    $      0.58       $      0.45       $     0.36         $    0.27         $    0.21
                                                       ----              ----             ----              ----              ----
                                                       ----              ----             ----              ----              ----
 Weighted average shares outstanding(1):
 Basic......................................         23,371            21,851           20,585            20,464            20,093
                                                    -------           -------          -------           -------           -------
 Diluted....................................         24,656            22,581           21,146            20,811            20,418
                                                    -------           -------          -------           -------           -------
                                                    -------           -------          -------           -------           -------


                                                 SEPT. 28,         SEPT. 29,         OCT. 1,            OCT. 2,          OCT. 3,
                                                   1997              1996             1995               1994              1993
                                               ------------      ------------      -----------       ------------      ------------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA
 Working capital............................   $     42,539       $    32,739        $  39,872       $    24,833       $    23,722
 Total assets...............................        159,513            88,463           92,930            51,606            38,572
                                                    -------           -------          -------           -------           -------
 Long-term obligations, excluding
      current installments..................             --                --           19,045                --                --
 Stockholders' equity.......................        107,641            63,269           41,496            33,507            26,446
                                                    -------           -------          -------           -------           -------

------------

(1) Reflects the effect, on a retroactive basis, of a 5-for-4 stock split, effected in the form of a 25% stock dividend, in December 1997 and in September 1998.


(2) Includes the results of operations and financial positions of IWA Engineers (acquired December 11, 1996), FLO Engineering, Inc. (acquired December 20,
    1996), SCM Consultants, Inc. (acquired March 19, 1997), Whalen & Company, Inc. (acquired June 11, 1997) and Commsite Development Corporation (acquired July 11, 1997) from the dates set forth in the related purchase agreements.

(3) Includes the results of operations and financial position of KCM, Inc. (acquired November 7, 1995) from the date set forth in the related purchase agreement.

(4) Includes the results of operations and financial position of Tetra Tech EM Inc., formerly known as PRC Environmental Management, Inc. (acquired September 15, 1995) from the date set forth in the related purchase agreement.

(5) Includes the results of operations and financial positions of Simons, Li & Associates, Inc. (acquired October 4, 1993) and Hydro-Search, Inc. (acquired June 3, 1994) from the dates set forth in the related purchase agreements.

                                 USE OF PROCEEDS

          All of the shares of Common Stock covered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sales of Common Stock by the Selling Stockholders.

                       PRINCIPAL AND SELLING STOCKHOLDERS


          On July 9, 1998, Tetra Tech completed the acquisition of McNamee, Porter & Seeley, Inc., a Michigan corporation ("MPS"), pursuant to the terms of a Stock Purchase Agreement dated June 30, 1998 among Tetra Tech and the shareholders of MPS (the "MPS Acquisition"). In connection with the MPS Acquisition, Tetra Tech (i) issued to the shareholders of MPS an aggregate of 274,886 shares of Common Stock and (ii) paid to the shareholders of MPS an aggregate of $9,601,972.39 in cash.


          The shares of Common Stock to be sold hereunder were issued to the former shareholders of MPS (collectively, the "Selling Stockholders") in connection with the MPS Acquisition.

     The following table sets forth information regarding the ownership of the Company's Common Stock as of September 1, 1998 (as adjusted to reflect the 5-for-4 stock split effected on September 15, 1998) by (i) all those persons known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and certain executive officers of the Company, (iii) all executive officers and directors as a group, and (iv) each Selling Stockholder. Except as otherwise noted, the Company knows of no agreements among its stockholders which relate to voting or investment power over its Common Stock.



                                                                               NUMBER OF           NUMBER OF        PERCENTAGE OF
                                                                                 SHARES            SHARES OF            SHARES
                                                                              BENEFICIALLY       COMMON STOCK        BENEFICIALLY
                     NAME OF BENEFICIAL OWNER(1)                                 OWNED              OFFERED             OWNED(1)
                     ------------------------                                 ------------       ------------       -------------
Li-San Hwang (2)
     Tetra Tech, Inc.
     670 N. Rosemead Blvd.
     Pasadena, California 91107.......................................         1,619,388                  --             5.8%

Daniel A. Whalen (3)
     Whalen & Company, Inc.
     3675 Mt. Diablo Blvd.
     Suite 360
     Lafayette, California  94549.....................................         4,555,650                  --            16.3

Pilgrim Baxter & Associates, Ltd. (4)
     Harold J. Baxter
     Gary I. Pilgrim
     1255 Drummers Lane
     Wayne, Pennsylvania  19087.......................................         2,873,206                  --            10.3

J. Christopher Lewis (5)..............................................            72,658                  --              *
Patrick C. Haden (6)..................................................            24,330                  --              *
James J. Shelton (7)..................................................            15,103                  --              *
Thomas D. Brisbin (8).................................................            46,667                  --              *
Charles R. Faust (9)..................................................            43,817                  --              *
James M. Jaska (10)...................................................            55,827                  --              *
All directors and executive officers
     as a group (12 persons) (11).....................................         6,814,517                  --            24.4


                            SELLING STOCKHOLDERS
                            --------------------

Khalil Z. Atasi.......................................................            14,206              14,206              *
Dennis J. Benoit......................................................            14,206              14,206              *

Glenn S. Burkhardt, as Trustee of the
Glenn S. Burkhardt Trust dated September 12, 1996.....................            26,281              26,281              *
Thomas M. Doran, as Trustees of the
Thomas M. Doran Trust dated June 26, 1996.............................            26,281              26,281              *
Charles D. Fifield....................................................            22,020              22,020              *
Richard W. Force, as Trustee of the
Richard W. Force Trust dated June 9, 1992.............................            26,281              26,281              *
S. Joh Kang, as Trustee of the Shin Joh
Kang Trust dated January 17, 1992.....................................            26,281              26,281              *
Kenneth E. Kingsley...................................................            14,206              14,206              *
Donald E. Lund........................................................            26,281              26,281              *
John P. Oyer, as Trustee of the John P.
Oyer Trust dated January 21, 1997.....................................            26,281              26,281              *
Suresh K. Sangal, as Trustee of the
Suresh Kumar Sangal Trust dated July 22, 1992.........................            26,281              26,281              *
Philip C. Youngs......................................................            26,281              26,281              *


---------------

*    Amount represents less than 1% of the Company's Common Stock.
(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property rules where applicable and the information contained in this table and these notes.
(2) Excludes an aggregate of 26,238 shares of Common Stock owned by Dr. Hwang's adult children as to which Dr. Hwang disclaims beneficial ownership. Includes 15,990 shares issuable with respect to stock options exercisable within 60 days after September 1, 1998.
(3) Includes 3,754,133 shares of Common Stock held by Daniel A. Whalen and Katherine C. Whalen as Trustees for the Whalen Family Trust U/A/D 4/30/92,
     (ii) 625,000 shares of Common Stock held by Daniel A. Whalen and Katherine
     C. Whalen as Trustees for the Whalen 1997 Charitable Remainder Unitrust,
     (iii) 28,435 shares of Common Stock held by Daniel A. Whalen and Katharine
     C. Whalen as Trustees for the MJW Whalen Trust 1997 - D, (iv) 28,435 shares of Common Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the ACW Whalen Trust 1997 - D, (v) 28,435 shares of Common Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the MCW Whalen Trust 1997 - D, (vi) 28,435 shares of Common Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the MJW Whalen Trust 1997 - K, (vii) 28,435 shares of Common Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the ACW Whalen Trust 1997-K, and (viii) 28,435 shares of Common Stock held by Daniel A. Whalen and Katharine C. Whalen as Trustees for the MCW Whalen Trust 1997 - K. All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13D (Amendment No. 1), dated as of February 17, 1998, filed by Daniel A. Whalen. Also includes 3,906 shares issuable with respect to stock options exercisable within 60 days after September 1, 1998.
(4) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G (Amendment No. 6), dated as of April 9, 1998, jointly filed by Pilgrim Baxter & Associates, Ltd., Harold J. Baxter and Gary I. Pilgrim.
(5) Includes 15,255 shares issuable with respect to stock options exercisable within 60 days after September 1, 1998.
(6) Excludes an aggregate of 2,683 shares of Common Stock owned by Mr. Haden's wife as to which Mr. Haden disclaims beneficial ownership. Includes 15,255 shares issuable with respect to stock options exercisable within 60 days after September 1, 1998.
(7) Includes 3,662 shares held by James J. Shelton, Sarah Belle Shelton and James J. Shelton, Jr., Trustees of the James J. Shelton and Sarah Belle Shelton Family Trust dated August 19, 1987, and 11,441 shares issuable with respect to stock options exercisable within 60 days after September 1, 1998.
(8) Includes 45,898 shares issuable with respect to stock options exercisable within 60 days after September 1, 1998.
(9) Includes 16,048 shares issuable with respect to stock options exercisable within 60 days after September 1, 1998. Additionally, Dr. Faust's minor children own an aggregate of 2,197 shares of Common Stock as to which Dr. Faust disclaims beneficial ownership.
(10) Includes 55,176 shares issuable with respect to stock options exercisable within 60 days after September 1, 1998.
(11) Includes 257,821 shares issuable with respect to stock options exercisable within 60 days after September 1, 1998.



          All Selling Stockholders are employees of MPS, and no Selling Stockholder has had any material relationship with the Company, or any of its predecessors or affiliates. Because the Selling Stockholders may sell all or part of their shares of Common Stock offered hereby, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby.

                                 PLAN OF DISTRIBUTION


     The Company is registering the Shares on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any attributable to the sale of Shares will be borne by the Selling Stockholders. Sales of Shares may be effected by Selling Stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.



     In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of the Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).



     The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Stockholders.



     The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).



     The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.



     Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.



     Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.



     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed.

                                    LEGAL MATTERS

     The validity of the Common Stock in respect of which this Prospectus is being delivered will be passed on for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California.

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 28, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of NUS Environmental for the year ended December 31, 1997 incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K/A dated December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.